EXHIBIT 99.1

The following is a transcript of the webcast/conference call held on May 13, 2008 at 9:00 a.m., Central Daylight Savings Time, by Miller Industries, Inc. to discuss its results for the quarter ended March 31, 2008, as reconvened on May 13, 2008 at 11:00 a.m., Central Daylight Savings Time:

TRANSCRIPT

MILLER INDUSTRIES, INC.
First Quarter 2008 Earnings Conference Call
May 13, 2008
9:00 a.m. CT

Moderator:  Eric Boyriven
FINANCIAL DYNAMICS

Operator:	Good morning. My name is Bobbie Joe and I will be your conference operator today. At this time I would like to welcome everyone to the Miller Industries 2008 First Quarter conference call.

All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks there will be a question and answer session.  If you would like to ask a question during this time simply press star then the number 1 on your telephone key pad.

If you have already done so please press the pound sign now. Then press star 1 again to ensure your question is registered.

I would now like to turn the conference over to Mr. Eric Boyriven of FD. Sir you may begin.

Eric Boyriven:
Thank you and good morning everyone.  I’m Eric Boyriven of FD and I’d like to welcome you to the Miller Industries conference call.  We’re here to discuss the company’s 2008 first quarter results which were released after the close of market yesterday.

With us from management today are Bill Miller, Chairman of the Board and co-CEO, Jeff Badgley, President and co-CEO, Vince Mish, CFO, Frank Madonia, General Counsel, Debbie Whitmire, Corporate Controller, and Allison Houghton, Director of Finance.

Today’s call will begin with formal remarks from management followed by a question and answer period.  Please note that in this morning’s call management may reiterate forward-looking statements.  In accordance with the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995 we’d like to call your attention to the risks related to these statements, which are more fully described in the company’s annual report filed on form 10-K and other filings with the Securities and Exchange Commission.

With these formalities out of the way I’d like to turn the call over to Jeff Badgley. Jeff, please go ahead.

Jeff Badgley:
Good morning and thank you Eric.  Net sales for the 2008 first quarter declined about 20% from fourth quarter levels to 67.6 million, reflecting the impact of the softening economic environment and the uncertainties associated with it and their effects on our customer demand levels.

Our performance also reflects the absence of some significant government related contracts that we worked to deliver through the first half of last year.  In response to the economic conditions we have continued to adjust our production levels and we were successful in bringing our cost of operations down as sales levels declined.

We have also continued to experience cost pressures as a result of rising raw material prices for steel, aluminum, and petroleum related products and we have taken steps to mitigate the impact of these cost increases.

In order to properly align our operating structure with current demand levels during the quarter we reduced production levels and our cost base and as a result of these actions our cost of goods sold and sales each declined relatively proportionally.

At the same time we took steps to mitigate the effect of increased raw material costs on our business and in April we implemented price increases across all our product lines.

This should begin flowing through our backlog as the year progresses but we expect continued increases in raw material costs — which will mitigate the effect of our price increases relative to margins.

Now I will turn the call over to Vince who will review the first quarter 2008 financial results in greater detail.  After that I will be back to add some comments; following which we will take your questions.  Vince?

Vince Mish:	Thanks Jeff and good morning everyone. As Jeff mentioned net sales in the first quarter of 2008 were $67.6 million versus $114.0 million in last year’s first quarter.

While sales were down approximately 40.7% year over year cost of operations also decreased by 39.3% to $59.4 million in 2008 first quarter compared to $97.8 million in the first quarter of 2007.

This resulted in gross profit of $8.3 million, or 12.2% of net sales in 2008 first quarter, compared to 16.3 million, which was 14.3% of net sales in the first quarter of ‘07.

The decline in gross margins reflected the impact of lower sales and was somewhat offset by our cost reduction efforts and the steps we’ve taken to bring production rates more in line with demand levels.

In the first quarter of 2008 SG&A expenses decreased 11.6% to $6.3 million compared to $7.2 million for the same period a year ago.  As a percentage of sales SG&A was 9.4% for the first quarter of 2008 versus 6.3% in the prior year period reflecting lower sales levels in the first quarter.

Total interest expense in the 2008 first quarter was $454,000 compared to $712,000 in the first quarter of last year reflecting the elimination of junior debt, reduced bank debt levels, lower interest rates, and less chassis interest expense.

Earnings before interest and taxes in the first quarter of 2008 were $1.9 million, 2.9% of net sales, compared with $9.1 million, or 8.0% of net sales, in the prior year period.

Net income was $900,000, or 8 cents per diluted share. This compares to $5.4 million, or 46 cents per diluted share, for the first quarter of 2007.

Turning now to the balance sheet accounts receivable at March 31, 2008 were $54.1 million compared to $67.0 million at December 31, 2007 and 85.6 million at March 31, 2007.

Accounts payable at March 31, 2008 was $32.8 million compared to $39.9 million at December 31, 2007 and 59.2 million at March 31, 2007.

Inventories were $42.2 million at March 31, 2008 compared to 39.3 million at December 31, 2007 and 45.0 million at March 31, 2007.  The increase in inventory results primarily from the timing of chassis purchases.

Total senior debt at March 31, 2008 was $3.2 million — which is down from $3.5 million at year-end and down from $9.6 million of senior and junior debt at March 31, 2007.  The only remaining senior debt continues to be the term loan on the property plant and equipment.

Now I’ll turn it back to you Jeff for further remarks.

Jeff Badgley:
Thanks Vince.  Since the last economic downturn Miller Industries has repositioned itself in the marketplace focusing on our core operation.  We have also significantly improved the efficiency and flexibility of our operations and strengthened our financial position.

Today we are a different company, more capable of riding out the cycles in the marketplace.  Despite a significant decrease in sales during the first quarter we still generated solid cash flows — which we continue to use to invest in the business — and we are working toward the completion of the modernization of our heavy duty wrecker facility in Ooltewah, Tennessee, which will further enhance the efficiency of our operations when completed.

This project and the other upgrades we have conducted over the past year position the company to provide improved service and product quality to our customers going forward and to be more effective, and to more effectively compete in the international marketplace.

So the full benefit of these actions will not be seen until economic conditions improve. The steps we have taken are already improving the efficiency and flexibility of our operation.

While the economic downturn has impacted demand from our customers we do see some positive trends for the future.  Last month we attended the annual Florida Tow Show in which we featured many of our new products.

Although order levels were somewhat tempered by current conditions we saw significant interest in our products particularly from customers outside the traditional U.S. market, which we believe provides us with opportunities to further broaden our business over the long-term.

We expect the tough economic conditions will continue in the near term and we remain cautious regarding the effects of the economy on our customer base in the coming quarters.

Additionally we continue to experience cost pressures from our suppliers on commodities, such as steel, aluminum, and petroleum-based products.  We are working closely with our suppliers and will continue to take steps to mitigate these challenges wherever and whenever possible.

As always we will continue to focus on keeping our overall cost in production levels in line with demand without sacrificing the quality of our product and our position as the market leader.

While economic challenges will likely persist in the coming quarters order levels from our core customer base have remained stable in the recent months.  We are very proud that we have the highest quality people, products, facilities, and distribution network in the industry.  The steps we are taking and have taken over the past few years to improve our operations and our financial strength will put us in an even stronger position for the eventual rebound in our market.

In closing I would like to thank our employees, shareholders, suppliers, and customers for their continued support of our company. We are now ready to take your questions.

Operator:
At this time I would like to remind everyone in order to ask a question please press star and the number 1 on your telephone key pad.  We’ll pause for just a moment to compile the Q and A roster.  Again ladies and gentlemen that’s star 1 if you have a question at this time.

And at this time sir there are no questions. I would now like to turn the call back over to management for closing remarks.

Jeff Badgley:	This is Jeff. We would like to thank you for joining our call and we look forward to talking to you in the near future about our second quarter results.

Vince Mish:	And if they have any other questions just have them call us directly.

Jeff Badgley:	Yes. Thank you.

Vince Mish:	You all have our number.

Operator:	This does conclude today’s conference call. You may now disconnect.

[END OF INITIAL PORTION OF CONFERENCE CALL]

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[BEGIN RECONVENED PORTION OF CONFERENCE CALL]

MILLER INDUSTRIES, INC.
First Quarter 2008 Earnings Conference Call
Reconvened Portion
May 13, 2008
11:00 a.m. CT

Moderator:  Eric Boyriven
FINANCIAL DYNAMICS

Operator:
Good morning.  My name is Kimberly, and I will be your conference operator today.  At this time, I would like to welcome everyone to the Miller Industries 2008 first quarter question and answer session conference call.  This call is being conducted due to technical difficulties on this morning’s call.

All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question and answer session.  If you would like to ask a question during this time, simply press star, then the number one, on your telephone keypad.  If you have already done so, please press star, two, and then press one, again, to ensure your question is registered.

Thank you. Mr. Boyriven of FD, you may begin your conference.

Eric Boyriven:
Thank you.  Thank you, and hello, everyone.  This is Eric Boyriven of FD and we’re here to conduct a Q&A session in relation to the company’s 2008 first quarter results.  We apologize for the inconvenience.  With us from management today are Bill Miller, Chairman of the Board and Co-CEO, Jeff Badgley, President and Co-CEO, Vince Mish, CFO, Frank Madonia, General Counsel, Debbie Whitmire, Corporate Controller, and Allison Houghton, Director of Finance.

Please note that in this Q&A session, management may make forward-looking statements.  In accordance with the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995, we would like to call your attention to the risks related to these statements, which are more fully described in the Company’s annual report filed on Form 10-K and other filings with the Securities and Exchange Commission.

With these formalities out of the way, I’ll turn the call over to Jeff Badgley.

Jeff, please go ahead.

Jeff Badgley:	Thanks, Eric. Given the fact that our comments are available on the Web, we’ll immediately go to the question and answer session. So we’re ready for our first question.

Eric Boyriven:	Operator, we’re ready for Q&A.

Operator:	At this time, I would like to remind everyone, in order to ask a question, please press star, then the number one, on your telephone keypad.

Your first question comes from Harris Hall of Round Hill Asset Management.

Harris Hall:	Congratulations, guys, on maintaining profitability in a tough quarter.

Jeff Badgley:	Thank you.

Harris Hall:
Sorry I missed the earlier call.  It’s early out here in Los Angeles, so I’m glad you guys are doing this Q&A session.  I had a chance to look over the results from yesterday and one of the things — there were a couple of things that were surprising to me.  One is the degree to which your international business sell off, I had it down 33 percent on the revenue line.  I’m surprised you’re not seeing any benefit from the weak dollar.  Is there economic weakness in the market you’re selling into?  Is there currency-specific stuff?  Can you elaborate a little bit?  And, again, I apologize, I missed the earlier call.

Vince Mish:	This is Vince. The biggest part of that is some of those orders that we were doing last year that we talked about, some of the orders that we completed in the first part of ‘07.

Jeff Badgley:	Yes, that’s year over year.

Harris Hall:	So it’s just it’s tough comps, essentially.

Vince Mish:	Yes.

Harris Hall:	And were those the Australian military orders, or which foreign orders are you comping against?

Vince Mish:	Probably I think Iraq and Afghanistan, possibly, some of that. And there were some municipalities we did some things for.

Harris Hall:	OK, in general are you seeing pretty competitive pricing in foreign market because of the weaker dollar?

Jeff Badgley:
When I was listening to your question off the bat, I was reflecting on the fact that in terms of our competitiveness internationally, I think everyday business, not necessarily that business associated with huge contracts, were seeing a pickup.

Harris Hall:
OK, and then just in general, obviously, it’s tough.  I imagine you’re suffering from high gas prices, which is probably reducing miles driven.  But, also, to what extent does your customer base — to what extent are they feeling the impacts of the credit crunch?  I imagine most of your stuff is financed and these are pretty big capital outlays for your smaller customers, right?

Jeff Badgley:
Yes.  In terms of credit crunch, obviously the A players in our industry don’t seem to be having a problem.  We have a relationship through our finance, Miller Finance Advantage with Sovereign Bank.  We discuss how they feel the industry is doing and obviously lower-tier players are having a much rougher time getting credit today than they were a year ago or 18 months ago.  But A and B players seem to be able to make the purchases they need to make.

Harris Hall:	So, if you had to weigh which is the bigger impact affecting your business, is it general reluctance for capital outlays? Is it the credit crunch? What’s driving the difficult?

Jeff Badgley:
I really think it’s the uncertainty, what is it going to be like, should I be conserving cash, am I making — my operating income is going down due to increases in cost.  I’m going to hold off a little.  I think it’s all kinds of things, but uncertainty certainly is having a role in the final year’s users purchase decision.

Bill Miller:
And, Jeff, I think — this is Bill.  I think we saw some indication before the show, depending on the area of the country, there towers thought that business was off, mainly because of probably freight miles driven and some other things.  So there are places where the business is off.  Some is difficult credit, some is high cost, whether or not they should lay a purchase out and all of them are dealing with a lot of uncertainty.

Harris Hall:	Are you seeing anything specific from your municipal customers in terms of lower state and local tax revenues?

Jeff Badgley:
Nothing that I can speak of now.  Certainly we read of lower revenues, but there’s very few domestic cities that provide their own towing services.  So it’s not like the fire truck business.  For instance, City of New York provides the police department does illegal tows, and Chicago does some of that, but a lot of major cities contract that out to private parties.

Harris Hall:	OK, and then finally, are you seeing a lot of customer bankruptcies?

Jeff Badgley:
I can only speak to the credit side of the business, and I think the repo rate has been kind of equal to last year.  So, no, I would have to say we’re not seeing a lot of bankruptcies.  We do here, and this is just talk, when we’re sitting with a distributor who’s suffering on his customer base, you do hear about small towers deciding it’s time to get out of this, I’m not making money.  But in terms of a bunch of bankruptcies or repossessions of tow trucks, no, I haven’t.

Harris Hall:	OK, and are you guys going to post investor days ever? I see you making more effort on the IR side.

Bill Miller:	I didn’t hear . . .

Harris Hall:	Investor days.

Jeff Badgley:	No, we don’t have any plans to do that at this point.

Harris Hall:	OK, thanks for answering my question.

Jeff Badgley:	Thank you.

Operator:	At this time, I would like to remind everyone again, if you would like to ask a question, press star, then the number one, on your telephone keypad.

Your next question comes from Matt Sirovich of Scopia Capital.

Matt Sirovich:	Hi, guys, how are you?

Jeff Badgley:	Hello, Matt, how are you today?

Matt Sirovich:
I’m good.  I also wanted to congratulate you on doing a great job it seems in this quarter, in light of the circumstances of maintaining profitability.  It seems especially on the gross profit line you were really able to do what it took to keep the margin compression to a minimum.  Obviously, margins came down but didn’t come down as much as I might have expected, given the revenue decline.  So I guess the first question is if you could just expand on how you were able to do that, is that mostly related to the Cap-ex that you’ve done over the last couple of years and the additional sort of automation that you have?  Have there been significant cuts in terms of personnel and so what you see going forward on gross profit?

And then the second question is just on the SG&A line.  Obviously, you were able to cut back in the quarter from where you were a year ago and where you were a quarter ago.  I’m not actually sure.  I don’t think it was down actually much from a quarter ago.  But if I look back at the last time you were at these revenue levels, which Q4 of 2004 actually you were almost exactly at these sort of revenue levels.  I’m sure the mix was somewhat different, but I guess it’s actually more chassis now.  But, in any case, back then, your SG&A in that quarter was $4.6 million, which is obviously a far cry from where it is now.  So I wanted to get a sense if there’s any reason that you shouldn’t be – how much efforts are remaining on the SG&A line and can you get things back in line with where you were back then?

Jeff Badgley:	Did you write all those questions down?

Bill Miller:
I’ll start with the SG&A thing.  I think SG&A is at a point now, Matt, with what we are trying to accomplish in other areas that are part of our business but certainly not the everyday domestic sale of tow trucks.  We’re about at the level we’re going to stay at.  I think to do any more on the SG&A side will cut into the success of the company long term.  So I think we’re about there.  I think our goal when we saw the market turning down was about a 10 percent cut and I think we were pretty close to 11.  So pretty happy with where we are SG&A.

Matt Sirovich:	I’m sorry to interrupt, but why is it that the business should be so much more SG&A intensive now than it was back at the end of ‘04?

Bill Miller:
I don’t know that the business itself in terms of the domestic business is SG&A intensive, but I think all along, through the ramp up of our business and the different projects we got involved, I discussed on conference calls that strategy long term would be to continue to invest heavily in engineering and I want to continue down that track.  I don’t want to give that up.

We are still working on a lot of projects that are very intense on the engineering expense, versus in ‘04, we weren’t making those kind of investments.

Matt Sirovich:
I mean, to justify spending an extra call it six or $7 million a year in SG&A, and maybe it’s not that much, maybe there were things you were missing in ‘04, but in order to justify that, it seems you need another at least, say, $50 million of revenue.  Are these engineering efforts likely to produce that sort of annual revenue going forward?

Bill Miller:	I think, yes.

Jeff Badgley:	If you look at where we were then and where we are now, I think, sure, you’re going to get $50 million out of it.

Matt Sirovich:
I’m saying you were at — Q4 of ‘04, you were at $67 million of revenue, which is where you are now.  You were spending $4.6 of SG&A versus $6.3 now, so it’s really an extra $7 million on an annual basis, but your feeling is that the extra $7 million on an annual basis, and obviously there’s some inflation, so let’s call it six . . .

Bill Miller:
Listen, you’ve got inflation and you also have — you’ve got Sarbanes-Oxley.  You’ve got a whole bunch of different things in there.  It’s not all related to R&D, but R&D expenses, clearly were getting a return on those.  I mean, DataPath alone was a return on that project, and the other things we’re working on, all the new products we just introduced to Florida that we’re getting returns.  But, again, it’s not all of that $6 million.

I think if you looked at manpower today versus manpower in ‘04, we are up — I mean, I’d like to do the (manning thing).  We’re up some in manpower, but it’s because we had no money, if you remember ‘04.  This company was in kind of a very difficult spot.

Matt Sirovich:	I remember it well.

Bill Miller:
And it was just coming out of several years of a difficult spot.  I mean, people were doing three and four jobs at the time just to keep the company going.  Today, there are a few more people, not significant number at the staff level, but at lower levels, picking up customer service, some things that were — we were into the bone, and that’s been replaced.  This time, we cut back as far as we thought we could go without really getting into the meat and affecting the future of the business.  So I don’t know how much of this is compared to — is SOX and how much of it’s inflation and then how much of it’s actual increase the cover, the bones, the people we needed to do customer service, versus how much is new R&D money for new projects.

But I’m pretty sure we’re getting our money’s worth in R&D.  If you saw the new 1140 that we introduced in Florida, it was a huge success.  The new outriggers on the 75, and there’s a reason why we continue to be successful, and it’s a lot of new product innovation, because most of our growth is strictly inside of our new product innovation of a market ourselves.  Yes, the market is down a little bit right now, but I think you’ll see it when it comes back and we continue to do well with our new products.  But there’s a combination of three, four things, inflation, Sarbanes-Oxley, the people replacing the customers are the people we have out at the system.  So we can actually deepen that.  I don’t think it’s nearly as straight as it looks.

Matt Sirovich:	Knowing you guys, I would have assumed it was money well spent, but I figured it was worth hearing your answer.

Bill Miller:
No, no, I think it’s a great question, and when you look back at ‘04 and I remember how difficult it was, and then you look today, but yet I don’t think that there’s a huge quantity of increase in bodies around here.

Jeff Badgley:	The only department that’s expanded is engineering.

Bill Miller:
Engineering and customer service was a little, too.  So those are the two places, we’ve kind of put the money where the customers are.  And we have had to put two or three people on for the Sarbanes-Oxley.  So that’s another area that’s part of it.

Matt Sirovich:
Coming back to the gross profit question.  That’s very helpful on the SG&A, but coming back to the gross profit, I think you were down to about 12 percent total gross profit, and obviously there’s mix issues in there, probably, but at 12 percent gross profit, you’re pretty much right around the trough that you hit during the downturn in ‘03.

Given the Cap-ex that you spent the last couple of years on automation, I imagine there’s some lag to any cuts that you’ve made over the last few months during the downturn, but do you see an ability to get off of that sort of trough, gross profit, in the next coming quarters.  Or while you’re in this downturn, are we going to be stuck with gross margins at this level?

Bill Miller:
Well, we were excited – I mean, we were actually excited that we were able to actually take the variable cost down as fast as we did, identifying in December and still getting the kind of impact we got in the first quarter where, I mean, if you think about 20 percent less volume, that volume therefore has the inability to absorb our fixed cost, our manufacturing and operating fixed costs, which is about half of our manufacturing expenses.  If you do the math, that’s a couple of points.  And we were kind of excited that we were able to get control of it that quickly and get it down.  We actually did a little better than we thought we were going to do with that.  Going forward, the disadvantage we face is we’ve got material cost increases coming at us left and right right now.  So, Jeff, do you want to comment on that?

Jeff Badgley:	I thought we did a good job getting down where we were.

Bill Miller:
But do you want to comment on – we are going to face material cost increases over the next few months.  You guys can guess as much as anybody what’s happening to commodities or what’s going to happen.  We’ve put in a price increase.  It hasn’t been followed yet by our competitors.  We put it in in April, and we think — I’ll be trying to catch most of that, but we can’t guess what the increases are going to be.  It’s going to be tough, I think, margin wise for the next . . .

Jeff Badgley:
Yes, I don’t think steel’s — obviously, steel hasn’t peaked yet, isn’t expected to peak until the end of the year.  Our price increase from a historical standpoint was substantial.  The price increase was in the neighborhood of 6 percent across the board.  We’re obviously not seeing, as Bill said, our competitors follow us to date and we certainly will not put our distribution network in jeopardy, along with market share.  So to answer your questions about margins, we are going to do our absolute best with, again, not losing market share and with, again, not knowing what the future holds in material costs.

Bill Miller:
But you also have to face the fact that these volumes, we are just not able to get full absorption of all of our manufacturing costs.  Now, we hope that we’re going to see some improvement in our production levels, but we can’t guarantee that either.  The business has pretty much stabilized here and we see some positive signs, but we can’t — if it stays down at this kind of level, it’s going to be difficult.

Matt Sirovich:
Yes, I’d imagine it is.  Just a surprise — the base that you started from before the downturn, I guess, as I think you have said, was surprisingly low given the efforts you guys had put in, and a lot of it obviously is material costs going up, but your competitors have that problem, as well.  For a while, it seemed like they were following your cost increases, or you theirs.  It’s disheartening to find out that they haven’t followed this one.

But given everything you guys have done in the last four years to rationalize the business and get it to the point it is, technologically, I would think that your gross margins would be higher during this trough than they were during the last, and it seems like perhaps they won’t be.

Bill Miller:	I think that depends. I mean, we’ll see.

Vince Mish:	Every day.

Bill Miller:	I mean, we’re seeing some steel increases on certain materials to be 35 and 40 percent already and reading that it hasn’t peaked yet.

Jeff Badgley:	Aluminum, 25, 30 percent.

Bill Miller:	We didn’t have that in the last trough.

Jeff Badgley:
We had increases, but not — so obviously, I mean, you study every day commodities.  You probably have more knowledge than I do about what to expect throughout the year, but it’s pretty tough in a business where you’re accepting orders because your customers are quoting orders, not to know how much to hedge in a price increase based on future material costs to protect margins, without jeopardizing market share and/or your distribution network.

Vince Mish:	The backlog, you have to work through in any increases get . . .

Jeff Badgley:	It’s difficult.

Matt Sirovich:	Yes, yes. All right, well, I appreciate all the time you spent on that question.

Jeff Badgley:	Our pleasure.

Matt Sirovich:	I’ll let the next person ask.

Jeff Badgley:	Thank you.

Operator:	Again, to ask a question, please press star, then the number one, on your telephone keypad.

Your next question comes from Harris Hall of Round Hill Asset Management.

Harris Hall:
A follow up on the revenues that you’re talking about price increases, I was wondering if you could give us a little more color on the first quarter.  Were your unit declines bigger than your revenue declines?  Put another way, is your pricing holding up or how is that playing out?

Vince Mish:	This is Vince. Actually, the price increases we did, we just did last month.

Jeff Badgley:	We haven’t had to discount on the pricing. I’d say the pricing held up through the (first quarter).

Bill Miller:	Pricing held up through the first quarter.

Jeff Badgley:	Pricing is holding up.

Harris Hall:	So would you say that your unit declines were larger than the 41 percent decline in revenues?

Jeff Badgley:	You mean unit wise?

Harris Hall:	Yes.

Jeff Badgley:	I think they’re corresponding.

Harris Hall:	So essentially no change in average selling price year over year.

Jeff Badgley:	By product segment, that’s correct.

Harris Hall:	OK. And then any color on how the current quarter is going, whether you’re seeing any improvement in backlog or order flow?

Jeff Badgley:
I think it’s run fairly consistent.  We did have the Florida show in April where we introduced some new products.  We did see a pick-up aimed at those products in particular, but nothing that’s going to rattle our world or our revenue world.

Harris Hall:	So probably — so you’re not seeing significant changes from the first quarter?

Jeff Badgley:	No, not significant.

Bill Miller:	I’d say it’d be going positive rather than negative.

Jeff Badgley:	Yes, absolutely, but nothing that’s hugely up.

Harris Hall:	OK, great, thank you.

Operator:	There are no further questions at this time. I would like to turn the call back to management for concluding remarks.

Jeff Badgley:
Well, we would number one like to apologize for the technical difficulties with the Q&A portion of the first call and we’d like to thank you for taking the time to join us on the second call and we will look forward to talking to the second quarter earnings report.  Thanks.

Operator:	This concludes today’s Miller Industries conference call. You may now disconnect.

END